Exhibit 99.1

FOR IMMEDIATE RELEASE –

For More Information Contact:

Hector Alonso, Chief Financial Officer Santiago F. Rossi, Investor Relations Impsat Fiber Networks, Inc. Tel: 54.11.5170.6000 www.impsat.com	[IMPSAT LOGO APPEARS HERE]

or

Robin Weinberg/ John McInerney

Citigate Financial Intelligence

Tel: 201.499.3567

(February 11, 2005 – Buenos Aires, Argentina) – Impsat Fiber Networks, Inc. (the “Company”), a leading provider of integrated broadband data, Internet and voice telecommunications services in Latin America, announced the formation of a Special Committee of the Company’s Board of Directors (the “Special Committee”) constituted by Mr. Ricardo Verdaguer (Chairman and Chief Executive Officer) and Mr. Ignacio Troncoso, acting in their capacity as disinterested directors. The remaining board members are affiliated with Morgan Stanley & Co. Incorporated (“Morgan Stanley”) or WRH Partners Global Securities L.P. and its affiliates (“WR Huff”), two of the Company’s principal securityholders.

The formation of the Special Committee follows the November 23, 2004 filing by the Company with the U.S. Securities and Exchange Commission (“SEC”) reporting that the Company had been informed that pursuant to a bidding procedure, Morgan Stanley and WR Huff (via participation) had acquired from Nortel Networks Limited (“Nortel”) all of the debt securities originally issued to Nortel by the Company or its operating subsidiaries as part of the Company’s Chapter 11 plan of reorganization which was consummated in the first quarter of 2003.

The Special Committee will explore recapitalization alternatives for the Company. These alternatives may take the form of a repurchase, refinancing or rescheduling of payment terms of indebtedness of the Company and/or its operating subsidiaries, a potential capital infusion, or other types of transactions. There can be no assurance, however, that any such transaction will be successfully negotiated or consummated.

The Special Committee has retained Lehman Brothers Inc. as its exclusive financial advisor.

About Impsat:

Impsat Fiber Networks, Inc. is a leading provider of private telecommunications network and Internet services in Latin America. We offer integrated data, voice, data center and Internet solutions, with an emphasis on broadband transmission, including IP/ATM switching, DWDM, and non-zero dispersion fiber optics. We provide telecommunications, data center and Internet services through our networks, which consist of owned fiber optic and wireless links, teleports, earth stations and leased satellite links. We own and operate 15 metropolitan area networks in some of the largest cities in Latin America, including Buenos Aires, Bogotá, Caracas, Quito, Guayaquil, Rio de Janeiro and São Paulo. We have also deployed fifteen facilities to provide hosting services. Impsat currently provides services to nearly 3.000 national and multinational companies, financial institutions, governmental agencies, carriers, ISPs and other service providers throughout the region. We have operations in Argentina, Colombia, Brazil, Venezuela, Ecuador, Chile, Peru and the United States and also provide our services in other countries in Latin America. Visit us at www.impsat.com

Statements made in this press release that state Impsat’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the company’s filings with the SEC. Copies of these filings may be obtained by accessing Impsat’s website (www.impsat.com) or the SEC’s website (www.sec.gov).